Exhibit 99.1
NEWS
  5227 North 7th Street • Phoenix, Arizona 85014 • (602) 266-6700 • Fax (602) 234-2264 • www.zila.com
Immediate Release
Zila Completes Strategic Divestiture of Nutraceuticals Division
Business Editors
PHOENIX—(BUSINESS WIRE)—Oct. 3, 2006—Zila, Inc. (Nasdaq GM: ZILA) has completed the divestiture of its wholly-owned subsidiary Zila Nutraceuticals, Inc. for a total cash transaction of $37.5 million with up to an additional $3 million to be paid through an earn-out formula dependent upon the future performance of the business. Zila Nutraceuticals, manufacturer and marketer of Ester-C(R) and Ester-E(R), was purchased by NBTY, Inc. (NYSE: NTY). The sale is consistent with Zila’s strategy of focusing its business on cancer detection technologies and divesting its non-core assets.
“This sale accomplishes several very important objectives for Zila by completing our exit from the nutraceuticals space on favorable financial terms and providing capital to fund our future strategic business objectives and operations,” said Zila Chairman, President and CEO, Douglas D. Burkett, Ph.D.
The Company has used part of the net proceeds from the sale to repay the remaining outstanding funds owed in connection with the $40 million Black Diamond Credit Facility. With the exception of approximately $500,000 of capital lease obligations, Zila now has no debt.
The balance of the proceeds may be used to (i) pursue opportunities focused on the development and commercialization of cancer detection products by its Pharmaceuticals and Biotechnology Business Units, including a potential acquisition currently under a non-binding letter of intent, and (ii) for general corporate purposes.
Alvarez & Marsal Corporate Finance served as exclusive financial advisor to Zila, Inc. in connection with the sale of Zila Nutraceuticals, Inc., as well as in the securing of the $40 million credit facility with Black Diamond Commercial Finance, L.L.C. that was retired from the proceeds of such sale.
About Zila, Inc.
Zila, Inc., headquartered in Phoenix, is a leading cancer diagnostic company initially focused on oral cancer:
•	Zila Pharmaceuticals is dedicated to establishing ViziLite(R) Plus as the new standard of care for the early detection of oral abnormalities that could lead to cancer.

•	Zila Biotechnology is focused on achieving regulatory approval for the next generation oral cancer diagnostic, OraTest(R), followed by the development of additional applications of its cancer detection technologies including products for the early detection of cervical and esophageal cancer.
     For more information about Zila, visit www.zila.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K for its fiscal year ended July 31, 2005.
     CONTACT: Zila, Inc.
Andrew Stevens, 602-266-6700

or
The Investor Relations Group
Investor Relations:
Antima “Taz” Sadhukhan / Dian Griesel, 212-825-3210
or
Media:
Bill Douglass, 212-825-3210
     SOURCE: Zila, Inc.